Exhibit C

THE MINISTRY OF FINANCE OF THE REPUBLIC OF INDONESIA

LEGAL BUREAU

LEGAL OPINION

No.: LO- 42 /SJ.3/2017

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

United States of America

Re:	The Republic of Indonesia

Registration Statement on Schedule B

Ladies and Gentlemen:

I write to you in my official capacity as the Head of Legal Bureau of the Ministry of Finance of the Republic of Indonesia (the “Republic”) in connection with the above-referenced Registration Statement on Schedule B (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) with respect to an aggregate principal amount of US$4,000,000,000 of its bonds (the “Debt Securities”).

In arriving at the opinion expressed below, I have reviewed the following:

(a)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(b)	an indenture (the “Indenture”) among the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee (the “Trustee”) and the other parties named therein, a form of which is filed as an exhibit to the Registration Statement; and

(c)	the form of the Debt Securities included in the Indenture.

In addition, I have also reviewed such matters of law, and have examined originals or copies certified to my satisfaction, of such agreements, public records, communications of public officials and other documents and instruments as I have considered necessary or appropriate.

I have assumed the authenticity of all documents submitted to me as originals (other than with respect to the Republic), the conformity to the originals of all documents submitted to me as copies (other than with respect to the Republic) and the genuineness of all signatures (other than signatures of officials of the Republic). In addition, I have assumed and have not verified (i) that each party other than the Republic has full power, authority and legal right to enter into the Indenture and to perform its obligations therein; (ii) that each party other than the Republic has valid authorization to execute and deliver the Indenture and the Debt Securities; (iii) that the Indenture when executed and delivered by the parties thereto will be valid and binding on and enforceable against each party under the laws of the State of New York.

Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that under and with respect to the present laws of the Republic, the Debt Securities, when duly authorized, executed and delivered by the Republic pursuant to the Indenture, and assuming due authentication thereof by the Trustee pursuant to the Indenture, will constitute valid and legally binding obligations of the Republic. The contents of this legal opinion are limited to the laws of the Republic in force as of the date of this opinion and is given on the basis that it will be construed in accordance with the laws of the Republic. No opinions are expressed in respect of matters and conventions governed by other laws applicable in jurisdictions other than the Republic.

I hereby consent to the filing of this opinion with the Registration Statement and to the reference to the Head of Legal Bureau of the Ministry of Finance of the Republic under the caption “Validity of the Bonds” in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder.

This Legal Opinion supersedes the Legal Opinion No: LO-40/SJ.3/2017 dated November 30, 2017.

This Legal Opinion is issued in Jakarta on this 4 day of December of the year 2017.

Acting for and on behalf of the Head of Legal Bureau,
/s/ Tio Serepina Siahaan
Tio Serepina Siahaan